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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[x]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                NCR Corporation
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:


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Source: Response to inquiries from certain stockholders

March 25, 1999

Title  FirstName  LastName
Address1
City  State  PostalCode

Dear  Title  LastName:

Thank you for your inquiry. In NCR's 1999 proxy statement, recently mailed to shareholders, the Board of Directors is asking shareholders to approve a 1-for-10 reverse stock split of NCR's common stock, followed by a 10-for-1 forward stock split (please see pages 9 through 18 of the proxy statement for full details regarding this proposal). The goal of the stock splits is to provide registered shareholders holding fewer than ten shares in a record account with an easy and cost-effective way to receive cash for their NCR shares. This plan was designed, in part, to address the large number of requests we have received from shareholders who acquired small amounts of NCR stock in the spin-off from AT&T and want to sell that stock without paying hefty brokerage commissions.

There are several options available to registered shareholders who do not want to participate in the transaction. Please note that if you elect to perform one of these options, it must be finalized prior to the date the stock splits are completed (May 14, 1999), assuming the proposal is approved by NCR's shareholders. First, NCR does not intend for the transaction to affect shareholders who own their stock in "street name" through a nominee, such as a bank or broker. Therefore, you may be able to avoid being cashed out if you transfer shares into an account with a brokerage firm where they will not be affected. A second option is to purchase additional shares of NCR stock, through a stock broker, and combine all your shares into one account to meet or exceed the 10 share threshold. A third option is to consolidate or transfer multiple stock accounts that are registered in the same name into one account having at least 10 shares. Please keep in mind that, before NCR can proceed with the stock splits, our shareholders must approve the proposal at the company's April 15, 1999 annual shareholders' meeting. If the proposal is approved and the stock splits are completed, registered shareholders who are affected by the transaction will be notified in writing and given instructions on what they should do to receive cash for their shares.

Presently, NCR does not provide programs such as direct reinvestment, direct sale or purchase plans and does not mail or produce annual account statements, quarterly reports, or other mailings (with the exception of the annual report and proxy statement), due to the high costs associated with these items. Before any such programs can be considered, NCR must first lower expenses. Additionally, NCR does not pay a dividend and does not have plans to do so in the near future.

In developing this proposal, the company considered many factors and alternatives. In general, we believe that NCR's shareholders will benefit from this proposal. We are offering those registered shareholders who want to sell the ideal option of selling without transaction expenses. And, by reducing our expenses, we are benefiting the company and its owners-our shareholders-making it possible to provide enhanced shareholder services. However, these benefits must be realized on a step-by-step basis.

If you have questions about your stock account, such as balances, account numbers or address changes, or would like information on how to transfer stock, such as account consolidations, transferring to a brokerage account or registration changes, please contact NCR's stock transfer agent, Boston EquiServe, at 1-800-627-2303 (please note that due to high inquiry volumes, you may experience a lengthy wait). Or, you may send your request to:

     NCR Corporation, c/o Boston EquiServe, PO Box 8029, Boston, MA 02266

Thank you again for your comments.  They have been noted and acknowledged.

Sincerely,

Jennifer Johnson
Shareholder Relations